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                                                                  EXHIBIT 99




                            [Solutia Letterhead]                        NEWS

FOR IMMEDIATE RELEASE
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REORGANIZATION INFORMATION LINE:  (800) 298-2303         MEDIA: Glenn Ruskin (314) 674-4078
REORGANIZATION WEBSITE: www.solutia.com/reorganization   EQUITY INVESTORS: Marleen Judge (314) 674-7777
                                                         DEBT INVESTORS: Kevin Wilson (314) 674-4905
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    SOLUTIA FINAL DEBTOR-IN-POSSESSION HEARING SCHEDULED FOR JAN. 16, 2004

         ST. LOUIS - JAN. 8, 2004 - Solutia Inc. (OTCPK: SOLUQ) announced today that the U.S. Bankruptcy Court hearing on its application for approval of final debtor-in-possession ("DIP") financing, originally scheduled for Jan. 9, has been adjourned to 11 a.m. on Jan. 16. An order approving interim DIP financing was entered by the U.S. Bankruptcy Court on Dec. 19, 2003.
         On Jan. 5, 2004, the Office of the U.S. Trustee announced the selection of a Creditors' Committee for Solutia's Chapter 11 proceedings. That Committee, upon being formed and having chosen legal and financial advisors, requested that Solutia adjourn the hearing on final DIP financing to give the Creditors' Committee and its advisors time to study the proposed financing and to comment thereon. In light of Solutia's current liquidity of approximately $170 million (of which $140 million is in the United States), Solutia agreed to request a brief adjournment and the Court adjourned the hearing to Jan. 16.
         As a result of the interim DIP approval, Solutia has received expressions of interest in providing final DIP financing from a number of financial institutions which had previously elected not to submit a financing proposal to the Company. These expressions of interest contemplate a financing which appears to be on more favorable terms to Solutia than that currently proposed by the existing DIP lenders. As required by its fiduciary duties under the Bankruptcy Code, Solutia intends to use the time leading up to the final hearing on Jan. 16 to investigate such possibilities to determine if there are alternative financing arrangements available on the required timetable which are more favorable to it than the currently proposed DIP financing with the interim DIP lenders and to then seek Court approval on Jan. 16 of the best final DIP financing available to it.

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FORWARD-LOOKING STATEMENT

         This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the ability of Solutia to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; (ii) the potential adverse impact of the Chapter 11 filing on Solutia's operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of Solutia to comply with the terms of the DIP financing facility;
(iv) world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy costs, currency and interest rate fluctuations, success in implementing pricing actions and managing spending, operating rates, cost of debt, environmental compliance and remediation and other factors;
(v) customer response to the Chapter 11 filing; and (vi) the risk factors or uncertainties listed from time to time in Solutia's filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company's Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

CORPORATE PROFILE

     Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia ... Solutions for a Better Life.

Source: Solutia Inc.
St. Louis
Date 01/08/04